                                                                      Exhibit 8



                             CERTIFICATE OF DESIGNATIONS

                                          OF

                  SERIES B 5% CUMULATIVE CONVERTIBLE PREFERRED STOCK

                                         FOR

                        COMMUNICATION INTELLIGENCE CORPORATION


    Communication Intelligence Corporation, a Delaware corporation (the "Corporation"), pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, does hereby make this Certificate of Designations (the "Designation") and does hereby state and certify that pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Corporation's Amended and Restated Certificate of Incorporation (the "Certificate") the Board of Directors duly adopted the following resolutions, which resolutions remain in full force and effect as of the date hereof:

    RESOLVED, that pursuant to Article FOURTH of the Certificate, the Board of Directors hereby authorizes the issuance of, and fixes the designation, powers, preferences and rights, and qualifications, limitations and restrictions, of a series of the Corporation's Preferred Stock consisting of 340,000 shares, par value $0.01, to be designated as "Series B 5% Cumulative Convertible Preferred Stock" (the "Preferred Shares").

    RESOLVED, that the Preferred Shares shall, with respect to dividend rights and rights on liquidation, dissolution or winding up, be PARI PASSU with the Corporation's series of preferred stock consisting of 600,000 shares, par value $0.01, designated as 5% Cumulative Convertible Preferred Stock (the "Series A Preferred Shares") pursuant to the Certificate of Designations of the Corporation, filed with the Secretary of State of the State of Delaware on December 27, 1996.

    RESOLVED, that each of the Preferred Shares shall rank equally in all respects and shall be subject to the following terms and provisions:

    1.   DIVIDENDS.

         (a) CUMULATIVE. The holders of the Preferred Shares shall be entitled to receive out of any assets legally available therefor cumulative dividends at the rate of $1.25 per share per annum compounded quarterly when payable (whether or not declared), payable every three (3) months commencing March 1, 1998 (each March 1, June 1, September 1, and

December 1 thereafter and prior to conversion of all Preferred Shares, a "Dividend Payment Date"), when and as declared by the Board of Directors, in preference and priority to any payment of any dividend on the Common Stock (as defined below) or any other class or series of stock of the Corporation ranking junior to the Preferred Shares. The Preferred Shares shall, with respect to, among other things, dividend rights, be PARI PASSU with the Series A Preferred Shares. Such dividends shall accrue on any given share from the most recent date on which a dividend has been paid with respect to such share, or if no dividends have been paid, from the date of the original issuance of such share, and such dividends shall accrue from day to day whether or not declared, based on the actual number of days elapsed. If at any time dividends on the outstanding Preferred Shares at the rate set forth above shall not have been paid or declared and set apart for payment with respect to all proceeding periods, the amount of the deficiency shall be fully paid or declared and set apart for payment, but without interest, before any distribution, whether by way of dividend or otherwise, shall be declared or paid upon or set apart for shares of Common Stock or any other class or series of stock of the Corporation ranking junior to the Preferred Shares.

         (b) CASH OR PIK. Any dividend payable on the outstanding Preferred Shares may be paid either in cash or, at the option of the Corporation, in additional Preferred Shares (with each Preferred Share valued at $25 per share); PROVIDED, HOWEVER, that if the Corporation shall fail to pay any dividend on a Dividend Payment Date, the amount of such dividend shall be added to the Liquidation Preference (as defined below) for such Preferred Shares.

    2. LIQUIDATION PREFERENCE. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Preferred Shares shall be entitled to receive, prior and in preference to the distribution of any assets of the Corporation to the holders of any other class or series of shares ranking junior to the Preferred Shares, and on a PARI PASSU basis with the Series A Preferred Shares, the amount of $25 per share plus any accrued but unpaid dividends (with dividends deemed accrued on a per diem basis through the date of such event even if such event or any distribution is not on a Dividend Payment Date) (the "Liquidation Preference").

    3. ISSUANCE OF PREFERRED SHARES. The Preferred Shares shall be issued by the Corporation pursuant to the terms of Subscription Agreements ("Subscription Agreements") to be entered into between the Corporation and the subscribers of the Preferred Shares (the "Subscribers") and holders of the Preferred Shares shall have the rights and benefits of the Registration Rights Agreement ("Registration Rights Agreement") to be entered into between the Corporation and the Subscribers in connection with the Preferred Shares. The 100,000 Preferred Shares authorized and designated hereunder which were not issued by the Corporation pursuant to the Subscription Agreements may only be issued for the purpose of paying stock dividends on the Preferred Shares hereunder.

    4. CONVERSION. On and after the Closing Date (as defined in the Subscription Agreements) each holder of the Preferred Shares shall have the right at any time and from time to time prior to the Forced Conversion Date (as defined below), at the option of such holder, to convert any or all Preferred Shares for such number of fully paid, validly issued and nonassessable shares (the "Common Shares") of common stock, par value $0.01, of the Corporation ("Common Stock), free and clear of any liens, claims or encumbrances, as is determined by dividing (i) the sum of $25.00 times the number of Preferred Shares being converted plus accrued and unpaid dividends thereon up to and including the most recent Dividend Payment Date, plus any default payments owing to such holder on the Conversion Date (the "Conversion Amount"), by (ii) the Conversion Price determined as hereinafter provided in effect on the Conversion Date, on the following terms and conditions:

         (a) MECHANICS OF CONVERSION. To convert Preferred Shares into Common Shares, the holder shall give written notice ("Conversion Notice") to the Corporation in the form of page 1 of Exhibit A hereto (which Conversion Notice shall be given to the Corporation at its chief executive offices by hand, by overnight courier, by first class mail, return receipt requested, or by facsimile with confirmation) stating that such holder elects to convert the same and shall state therein the number of shares to be converted and the name or names in which such holder wishes the certificate or certificates for Common Shares to be issued (the date such Conversion Notice is received by the Corporation shall be referred to herein as the "Conversion Date"). Within one
(1) trading day after such conversion the holder shall deliver page 2 to Exhibit A hereto indicating the computation of the number of Common Shares to be received and shall surrender the certificate or certificates representing the Preferred Shares being converted, duly endorsed, at the chief executive offices of the Corporation or at the offices of any transfer agent appointed by the Corporation for such shares, provided that the Corporation shall at all times maintain an office or agency in New York City for such purposes. Upon receipt of such Conversion Notice, the Corporation shall issue and deliver to or upon the order of such holder, against delivery of the certificates representing the Preferred Shares which have been so converted, a certificate or certificates for the number of Common Shares to which such holder shall be entitled (with the number of and denomination of such certificates designated by such holder), and the Corporation shall immediately issue and deliver to such holder a certificate or certificates for the number of Preferred Shares which such holder has not yet elected to convert hereunder but which are evidenced in part by the certificate(s) delivered to the Corporation in connection with such Conversion Notice; the Corporation shall effect such issuance within three (3) trading days (as defined in Section 4(b) below) of the Conversion Date and shall transmit the certificates by messenger or overnight delivery service, to reach the address designated by such holder within three (3) trading days after the receipt of such Conversion Notice ("T+3"). In the alternative to physical delivery of certificates for Common Shares, if delivery of the Common Shares pursuant to any conversion hereunder may be effectuated by electronic book-entry through Depository Trust Company ("DTC"), then delivery of Common Shares pursuant to such conversion shall be closed and settled on T+3 by book-entry transfer through DTC, and the Common Shares in connection with such conversion shall be deemed delivered by such book-entry transfer. The parties agree to coordinate with DTC to accomplish this objective. The conversion pursuant to this
Section 4 shall be deemed to have been made at 5:00 p.m. (New York time) on the Conversion Date. The person or persons entitled to receive the Common Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Common Shares at the close of business on the Conversion Date. By delivering a Conversion Notice to the Corporation pursuant hereto, each holder represents, warrants, covenants and agrees that such holder has concurrently sold on the Conversion Date all of the Common Shares issued with respect to such conversion. Any breach of this provision shall cause such Conversion Notice to be null and void.

         (b)  DETERMINATION OF CONVERSION PRICE.

    (A) The Conversion Price shall be equal to the lower of: (i) the Agreed Value (as defined below), net of normal and customary commissions and underwriting or dealer spreads and (ii) the Market Price (as defined below), net of normal and customary commissions and underwriting or dealer spreads.

    (B) For purposes hereof, the following terms shall have the following meanings:

              (i) The term "Agreed Value" shall mean $1.59 per share of Common Stock.

              (ii) The term "Market Price" shall mean the average of the daily Closing Price of the Common Stock for the three (3) consecutive trading days immediately preceding the Conversion Date.

              (iii)  The term the "Closing Price" on any trading day shall mean
(A) the closing price of the Common Stock on the New York Stock Exchange or the American Stock Exchange, or (B) if the Common Stock is not listed on the New York Stock Exchange or the American Stock Exchange, the reported Closing Price of the Common Stock on the principal automated securities price quotation system on which sale prices of the Common Stock are reported, or (C) if the Common Stock is not listed on such stock exchange and sale prices of the Common Stock are not reported on an automated quotation system, the mean of the final bid and ask prices for the Common Stock as reported by National Quotation Bureau Incorporated if at least two securities dealers have inserted both bid and ask quotations for the Common Stock on at least five of the ten preceding trading days. If none of the foregoing provisions are applicable, the "Market Price" of the Common Stock on the Conversion Date will be the fair market value of the Common Stock on that day as determined in good faith by the Board of Directors of the Corporation.

              (iv) The term "trading day" means (x) if the Common Stock is listed on the New York Stock Exchange or the American Stock Exchange, a day on which there is trading on such stock exchange, (y) if the Common Stock is not listed on either of such stock exchanges but sale prices of the Common Stock are reported on an automated quotation system, a day on which trading is reported on the principal automated quotation system on which sales of the Common Stock are reported, or (z) if the foregoing provisions are inapplicable, a day on which quotations are reported by National Quotation Bureau Incorporated.

    (C) In the event that during any period commencing on the Closing Date and ending on the earlier of the Forced Conversion Date (as hereinbelow defined) or the Conversion Date with respect to each outstanding Preferred Share, the Corporation shall declare or pay any dividend with respect to the Common Stock payable in Common Stock or in rights to acquire Common Stock, or shall effect a stock split or reverse stock split, or a combination, consolidation or reclassification of the Common Stock, then the Conversion Price shall be proportionately decreased or increased, as appropriate, to give effect to such event.

         (c) DISTRIBUTIONS. In the event the Corporation shall at any time or from time to time issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation or any of its direct or indirect subsidiaries other than additional Common Shares, then in each such event, in addition to the number of shares of Common Stock receivable upon conversion, provision shall be made so that the holders of Preferred Shares shall receive, upon the conversion thereof, the securities of the Corporation or such subsidiary which they would have received had they been the owners on the date of such event of the number of Common Shares issuable to them upon conversion. The Corporation shall, upon the written request at any time of any holder of Preferred Shares, furnish or cause to be furnished to such holder a certificate prepared by the Corporation setting forth the number of other securities and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Shares with respect to each share of Common Stock received upon such conversion.

         (d) NOTICE OF RECORD DATE. In the event of any fixing by the Corporation of a record date of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any security or right convertible into or entitling the holder thereof to receive additional Common Shares, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Preferred Shares at least 10 days prior to the date specified therein, a notice specifying the date on which any such record is to be fixed for the purpose of such dividend, distribution, security or right and the amount and character of such dividend, distribution, security or right.

         (e) ISSUE TAXES. The Corporation shall pay any and all issue and stamp taxes, excluding any income, franchise or similar taxes, that may be payable in respect of any issue or delivery of Common Shares on conversion of Preferred Shares pursuant hereto; PROVIDED, HOWEVER, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

         (f) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Shares, solely for the purpose of effecting the conversion of the Preferred Shares, such number of its Common Shares as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Shares, and if at any time the number of authorized but unissued Common

Shares shall not be sufficient to effect the conversion of all the then outstanding Preferred Shares, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Common Shares to such number of shares as shall be sufficient for such purpose.

         (g) FRACTIONAL SHARES. No fractional shares shall be issued upon the conversion of any Preferred Shares. All Common Shares (including fractions thereof) issuable upon conversion of more than one Preferred Share by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the Market Price of such fraction on the applicable Conversion Date.

         (h)  REORGANIZATION OR MERGER.   In case of any reorganization or any
reclassification of the capital stock of the Corporation or any consolidation or merger of the Corporation with or into any other corporation or corporations or a sale of all or substantially all of the assets of the Corporation to any other person, then, as part of such reorganization, consolidation, merger or sale, if the holders of Common Shares receive any publicly traded securities as part or all of the consideration for such reorganization, consolidation, merger or sale, then provision shall be made such that each Preferred Share shall thereafter be convertible into such new securities at a conversion price which places the holders of Preferred Shares in an economically equivalent position as they would have been if not for such event. In addition to the foregoing, if the holders of Common Shares receive any non-publicly traded securities or other property or cash as part or all of the consideration for such reorganization, consolidation, merger or sale, then such distribution shall be treated as a distribution under
Section 4(c) above and such Section shall govern such distribution. So long as any Preferred Shares are outstanding, the Corporation agrees that there shall be no such reorganization, consolidation, merger or sale unless an appropriate adjustment of the conversion price and other provisions contained herein is agreed to in writing in advance by the Board of Directors of the Corporation and a majority in interest of the holders of the outstanding Preferred Shares (which agreement will not be unreasonably withheld), provided that such consent shall not be required if (i) such reorganization, consolidation, merger or sale places such holders in the equivalent position as they would have been if not for such event and (ii) the surviving entity and the entity into whose securities the Preferred Shares are then convertible in connection with such reorganization, consolidation, merger or sale are in compliance with all the material provisions of this Designation, the Registration Rights Agreement and the Subscription Agreement as if such agreements and documents were applicable to such entities and their securities (including, without limitation, that the applicable securities into which the Preferred Shares are convertible are authorized and available for conversion, registered, and listed and traded on the applicable exchanges and/or markets).

         (i) CHANGE IN CONTROL. If at any time (a) there occurs any consolidation or merger of the Corporation with or into any other corporation or other entity or person (whether or not the Corporation is the surviving corporation), or any other corporate reorganization or transaction or series of related transactions in which in excess of 50% of the Corporation's voting power is transferred through a merger, consolidation, tender offer or similar transaction, (b) in excess of 50% of the Corporation's Board of Directors consists of directors not nominated by the prior Board of Directors of the Corporation, or (c) any person (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), together with its affiliates and associates (as such terms are defined in Rule 405 under the Securities Act of 1933, as amended (the "Act")), beneficially owns or is deemed to beneficially own (as described in Rule 13d-3 under the Exchange Act without regard to the 60-day exercise period) in excess of 50% of the Corporation's voting power (the events in the foregoing clauses (a), (b) and (c) each referred to as a "Change in Control Transaction"), then the Corporation shall provide all holders of Preferred Shares with 30 days' prior notice of such transaction. The Corporation further agrees that it shall not agree, nor consent to, nor enter into any transaction or series of transactions as a result of which the Common Shares would cease to be publicly traded unless agreed to in writing in advance by the Board of Directors of the Corporation and a majority in interest of the holders of the then outstanding Preferred Shares.

         (j) FORCED CONVERSION. Subject to the following sentence, each holder of Preferred Shares shall convert, on the third (3rd) anniversary of the Closing Date ("Forced Conversion Date"), all Preferred Shares then held by such holder. Notwithstanding the preceding sentence, no holder of Preferred Shares shall be obligated to convert any Preferred Shares then held by such holder on the Forced Conversion Date if the Corporation has provided such holder with 30 days prior written notice that the Forced Conversion Date has been extended, in which event the Forced Conversion Date shall be that date set by the Corporation, which shall be no later than the fourth (4th) anniversary of the Closing Date.

         (k) LIMITATIONS ON HOLDER'S RIGHT TO CONVERT. (i) Notwithstanding anything to the contrary contained herein, no Preferred Share may be converted by a holder to the extent that, after giving effect to Common Shares to be issued pursuant to a Conversion Notice, the total number of Common Shares deemed beneficially owned by such holder, together with all Common Shares deemed beneficially owned by the holder's "affiliates" as defined in Rule 144 of the Act, would exceed 4.9% of the total issued and outstanding shares of the Corporation's Common Stock, provided that each holder shall have the right to avoid this restriction, in whole or in part, immediately in the case of a pending Change in Control Transaction and in any other case upon 61 days prior notice to the Corporation. The delivery of a Conversion Notice by any holder shall be deemed a representation by such holder that it is in compliance with this paragraph. A transferee of the Preferred Shares shall not be bound by this provision unless it expressly agrees to be so bound. The term "deemed beneficially owned" as used in this Designation shall exclude shares that might otherwise be deemed beneficially owned by reason of the convertibility of the Preferred Shares.

         (l) CERTIFICATE FOR CONVERSION PRICE ADJUSTMENT. The Corporation shall, upon the written request at any time of any holder of Preferred Shares, furnish or cause to be furnished to such holder a certificate prepared by the Corporation setting forth any adjustments or readjustments of the Conversion Price pursuant to this
Section 4.

         (m) SPECIFIC ENFORCEMENT. The Corporation agrees that irreparable damage would occur in the event that any of the provisions of this Designation were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the holders of Preferred Shares shall be entitled to specific performance, injunctive relief or other equitable remedies to prevent or cure breaches of the provisions of the provisions of this Designation and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy, to which any of them may be entitled under agreement, at law or in equity.

    5.   VOTING RIGHTS.

         (a) In addition to the voting rights provided in Section 5(b) below, the holders of Preferred Shares shall have the right, together with the holders of Common Stock, to vote in the election of directors and upon each other matter coming before any meeting of the holders of Common Stock, on the basis of one vote for each Preferred Share held, and the holders of Preferred Shares and the holders of Common Stock shall vote together as if they were one class on such matters.

         (b) The affirmative vote of fifty-one percent (51%) of the then outstanding Preferred Shares shall be necessary for (i) any amendment of this Certificate of Designations, (ii) any amendment to the Corporation's Certificate of Incorporation or by-laws that may amend or change any of the rights, preferences, or privileges of the Preferred Shares (iii) any waiver of a default in payment of dividends on the Preferred Shares, and (iv) any reorganization or reclassification of the capital stock of the Corporation, any consolidation or merger of the Corporation with or into any other corporation or corporations, or any sale of all or substantially all of the assets of the Corporation that would have an adverse effect on any of the rights, preferences, or privileges of the Preferred Shares.

    6. NOTICES. The Corporation shall distribute to the holders of Preferred Shares copies of all notices, materials, annual and quarterly reports, proxy statements, information statements and any other documents distributed generally by the Corporation to the holders of shares of Common Stock of the Corporation.

    7. REPLACEMENT CERTIFICATES. The certificate(s) representing the Preferred Shares held by any holder of Preferred Shares may be exchanged by such holder at any time and from time to time for certificates with different denominations representing an equal aggregate number of Preferred Shares, as reasonably requested by such holder, upon surrendering the same. No service charge will be made for such registration or transfer or exchange.

Dated as of: November 25, 1997

                   COMMUNICATION INTELLIGENCE CORPORATION


                   By: /s/ Philip S. Sassower
                       ------------------------------------
                         Name: Philip S. Sassower
                         Title: Chief Executive Officer

                                      EXHIBIT A

                              (To be Executed by Holder
                        in order to Convert Preferred Shares)


                                  CONVERSION NOTICE
                                         FOR
                  SERIES B 5% CUMULATIVE CONVERTIBLE PREFERRED STOCK


    The undersigned, as a holder ("Holder") of shares of Series B 5% Cumulative Convertible Preferred Stock ("Preferred Shares") of Communication Intelligence Corporation (the "Corporation"), hereby irrevocably elects to convert _______ Preferred Shares for shares ("Common Shares") of common stock, par value $0.01 per share (the "Common Stock"), of the Corporation according to the terms and provisions of the Corporation's Certificate of Designations for the Preferred Shares. The undersigned hereby requests that share certificates for the Common Stock to be issued pursuant to this Conversion Notice be issued in the name of, and delivered to, the Holder as indicated below. No fee will be charged to the Holder of Preferred Shares for any conversion. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Certificate of Designations.

Conversion Date: _________________________

Conversion Information:      NAME OF HOLDER: __________________________________

                    By:________________________________________________________
                        (Print) Name:
                        (Print) Title:

                   (Print) Address of Holder:

                   ____________________________________________________________

                   ____________________________________________________________


                   Issue Common Stock to:______________________________________

                   at: ________________________________________________________

                   ____________________________________________________________


SIGNATURE GUARANTEED BY:


________________________________




THE COMPUTATION OF NUMBER OF COMMON SHARES TO BE RECEIVED IS SET FORTH ON THE ATTACHED PAGE.

                             Page 1 of Conversion Notice

Page 2 to Conversion Notice dated ________________ for: ________________________
                                 (Conversion Date)         (Name of Holder)

                COMPUTATION OF NUMBER OF COMMON SHARES TO BE RECEIVED
                -----------------------------------------------------

Number of Preferred Shares converted:  ____________ shares

A.  Number of Preferred Shares converted x $25             $___________________

B.  Number of Preferred Shares converted x accrued
    and unpaid dividends up to the most recent
    Dividend Payment Date                                  $___________________


C.  Default Payments due Holders                           $___________________



TOTAL DOLLAR AMOUNT CONVERTED (TOTAL OF A + B + C)         $___________________

                                                           ====================


CONVERSION PRICE (determined
pursuant to Section 4(b)(i) of the Certificate of Designations)

Number of Common Shares  =  Total dollar amount converted = $___________________
                           -----------------------------
                                Conversion Price            $___________________

If the conversion is not being settled by DTC, please issue and deliver ___ certificate(s) for Common Shares in the following amount(s):

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

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If the Holder is receiving certificate(s) for Preferred Shares upon the conversion, please issue and deliver ___ certificate(s) for Preferred Shares in the following amounts:


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